EXHIBIT 21.1

SUBSIDIARIES OF CEC ENTERTAINMENT, INC.

Name of Subsidiary	State or jurisdiction of incorporation or organization

CEC Entertainment Holdings, LLC	Nevada
CEC Entertainment Concepts, L.P.	Texas
CEC Entertainment Canada, Inc.	Canada
SPT Distribution Company, Inc.	Texas
Chuck E. Cheese of Gaithersburg, Inc.	Maryland
Chuck E. Cheese of Glen Burnie, Inc.	Maryland
CEC of Hagerstown, Inc.	Maryland
Chuck E. Cheese of Waldorf, Inc.	Maryland
Showbiz of Laurel, Inc.	Maryland
BHC Acquisition Corporation	Texas
Hospitality Distribution Incorporated	Texas
CEC of Landover, Inc.	Maryland
SB Hospitality Corporation	Texas